Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Shimmick Construction Company, Inc. of our report dated December 7, 2015, except for the effects of the stock split discussed in Note 18 – Subsequent Events to the consolidated financial statements, as to which the date is December 30, 2015, relating to the 2014 consolidated financial statements of Shimmick Construction Company, Inc., and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

January 6, 2016